SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

National Grid plc

(Exact name of registrant as specified in its charter)

England and Wales	98-0367158

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1-3 Strand, London WC2N 5EH, England	None

(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be So Registered	Name of Each Exchange on Which Each Class Is to Be Registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Non-cumulative preference shares of 10 pence each

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

      National Grid’s non-cumulative preference shares of 10 pence each are known as the B Shares. The description of the B Shares set forth under “Part 5 — Rights and restrictions attached to the B Shares” and “Part 7 — United Kingdom taxation in relation to the Return of Cash” in the Circular to Shareholders dated June 6, 2005 provided as Exhibit 99.(a)(1) to the Schedule TO filed June 15, 2005, and the U.S. Supplemental Memorandum dated June 6, 2005 provided as Exhibit 99.(a)(2) to the Schedule TO filed June 15, 2005, is incorporated herein by reference.

There are no restrictions on the repurchase or redemption of the B Shares by National Grid while there is any arrearage in the payment of dividends or sinking fund installments.

There are no limitations imposed by foreign law or by the charter or other constituent document of National Grid on the right of nonresident or foreign owners to hold or vote the B Shares.

Item 2. Exhibits.

     Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following documents are incorporated hereby by reference:

1.1	Memorandum and Articles of Association of National Grid Transco plc (Exhibit 1 to National Grid Group Form 20-F dated 21 June 2002 File No. 1-14958).

1.2	Amendment to Memorandum and Articles of Association of National Grid Transco plc (Exhibit 1 to National Grid Transco Form 20-F dated 11 June 2003 File No. 1-14958).

1.3	Articles of Association of National Grid plc adopted by Special Resolution passed on 25 July 2005 (Exhibit 1.3 to National Grid Form 20-F dated 20 June 2006 File No. 1-14958).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NATIONAL GRID PLC
By:	/s/ Steve Lucas
Steve Lucas
Group Finance Director

London, England
June 29, 2006